Principal Amount: $200,000
[Issue Date: December 28, 2007]

PROMISSORY NOTE

FOR VALUE RECEIVED, CONO ITALIANO LLC (the “Maker”), hereby promises to pay to MEGK GROUP LLC (the “Payee” or “Holder”) on demand, the sum of Two Hundred Thousand Dollars ($200,000), with simple interest accruing thereon at eight percent (8%) per annum.

Default. Upon default, the Holder may resort to any remedy available to a party under the Uniform Commercial Code. Upon the occurrence of any default, which is not cured within ten (10) business days after written notice of such default is given by Holder or at any time thereafter when any default may continue, Holder may, at its option and in its sole discretion, declare the entire balance of this note to be immediately due and payable, and upon such declaration all sums outstanding and unpaid under this note shall become and be in default, matured and immediately due and payable, without presentment, demand, protest or notice of any kind to Maker or any other person, all of which are hereby expressly waived.

Waiver Of Jury Trial. Maker agrees to trial by court and irrevocably agrees to waive jury trial in any action or proceeding (including but not limited to any counterclaim) arising out of or in any way related to or connected with this note, the relationship created, or the origination, administration or enforcement of the indebtedness evidenced by this note.

Applicable Law. This note shall be governed by and construed according to the laws of Maker’s domicile. Venue of any action brought pursuant to this note, or relating to the indebtedness evidenced hereby or the relationships created by shall, at the election of the party bringing the action, be brought in a court located in the city and state of Maker’s domicile. Maker and Payee each waives any objection to the jurisdiction of or venue in such court and to the service of process issued by such court.

If any provision of this note shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this note, and this note shall he construed, to the extent of such invalidity, illegality or unenforceability (and only to such extent) as if any such provision had never been contained herein. Any such holding of invalidity, illegality or unenforceability in one jurisdiction shall not prevent valid enforcement of any affected provision if allowed under the laws of another relevant jurisdiction.

No waiver by the holder of any payment or other right under this note shall operate as a waiver of any other payment or right.

IN WITNESS WHEREOF, Maker has caused this Note to be signed in its name by an authorized officer as of December 28, 2007.

MAKER
Cono Italiano LLC

By:
Mitch Brown